Exhibit 99.3

Remarks Prepared for Delivery by
Ann Korologos
Presiding Director of the Board of Directors of Fannie Mae

Testimony Before the Capital Markets, Insurance, and Government Sponsored Enterprises Subcommittee Of the House Financial Services Committee (Written Testimony)
Washington, DC
October 06, 2004

Introduction

Thank you Chairman Oxley, Ranking Member Frank, Chairman Baker, Ranking Member Kanjorski, and Members of the Subcommittee. My name is Ann Korologos, and I am the Presiding Director of Fannie Mae’s Board of Directors. I also currently serve as the Chair of Nominating and Corporate Governance Committee and on the Compensation Committee. I am a shareholder-elected, independent director.

I welcome this opportunity to speak on behalf of the Board regarding the OFHEO Report of Findings to Date in the Special Examination (the “Report”) issued to the public on September 22. I want to thank the Committee for holding this hearing.

The Board takes the issues raised by the OFHEO Report very seriously. We are here to do the right thing, and by that I mean: to respond to OFHEO, the SEC, and Congress, and do so in a way that protects the shareholders and restores confidence. In this way, the Company can continue to fulfill its critical housing mission — to use the financial flexibility of a private company to pursue the societal goals of increased homeownership.

In my opening statement, I would like to focus directly on how the Board has responded to the OFHEO Report, including the agreement we have reached with OFHEO, and the important work we will do going forward to properly resolve the issues raised in the Report.

Most importantly, let me assure you that the Board takes the issues raised in the OFHEO Report seriously and is fully committed to addressing and resolving them expeditiously and appropriately. We will do it right the first time, and we will be held accountable.

The Board Took Action Immediately to Respond to OFHEO’s Report

The Board has actively participated through our Audit Committee in overseeing the Company’s response to the examination since it began over a year ago. We have received regular reports from the Committee on the examination’s progress.

Upon receiving the Report, the Board acted immediately to examine and respond to OFHEO’s findings. We are moving quickly to address the complex accounting, internal control, and other issues raised by the Report. The Board has demonstrated its commitment to our oversight and fiduciary responsibilities, by swiftly working to reach agreement with OFHEO to put into place a process that will thoughtfully and carefully resolve these issues.

As a board of directors, we must meet our fiduciary duties of loyalty, care, and good faith. These duties have meaning. We do not take these responsibilities lightly. They require us to gather the facts, conduct an objective investigation, and render judgment based on the facts. We must look at the issues in the Report deeply, thoughtfully, and carefully, using whatever resources are necessary. Every board of directors is subject to these duties but even more so at Fannie Mae because we have a mission to serve the public: our shareholders, investors, homeowners, renters, and their communities. We believe our actions demonstrate the Board’s seriousness in responding to the Report.

Less than three weeks ago, on Friday afternoon, September 17, Director Falcon contacted me to say that OFHEO wished to share its findings to date with the outside directors on the Board. I immediately convened a meeting of the Board for the next business day, Monday, September 20.

Despite the short notice, every non-management director attended in person or by telephone. Director Falcon’s senior staff presented the OFHEO Report to us and the Company’s outside counsel. During the approximately two hour meeting, OFHEO’s senior staff made a presentation on the Report and provided the Board a draft agreement to be entered into over next 48 hours. This meeting was the Board’s first exposure to the Report. OFHEO proposed that the Board conduct an independent review by lawyers and accountants of the issues and questions raised by the Report.

I assured Director Falcon on the morning of Tuesday, September 21, that the Board would work cooperatively and openly with OFHEO and its staff. I expressed the Board’s hope that this work together would set a model for a constructive relationship built on mutual respect and trust going forward. I told him, however, that the Board could not, consistent with its fiduciary responsibilities, sign a document in 48 hours. During this conversation, the Director assured me that the draft agreement presented on September 20 was intended to ascertain the Board’s seriousness.

I informed the Director that I had been authorized to hire former Senator Warren Rudman and his law firm, Paul, Weiss Rifkind, Wharton & Garrison LLP, subject to OFHEO approval, to conduct the Board’s independent review. I also advised Director Falcon that we would provide him on the following day a draft work plan, based on OFHEO’s draft agreement, of actions we and the Company would take to address all of OFHEO’s concerns.

That same day, I worked with management to develop a work plan based on actions required by OFHEO’s draft agreement to present to OFHEO within their 48 hour deadline. The Board convened and approved the work plan.

And so, two business days after receiving the Report, on Wednesday, September 22, I presented to Director Falcon, on behalf of the Board, the draft work plan. I have attached a copy of this plan to this statement.

After reviewing the draft work plan, Director Falcon told me later that evening that he thought the work plan was substantive and addressed each of the areas of concern raised by the Report. On Thursday, in a conversation with OFHEO’s General Counsel, however, it became clear that OFHEO wanted a written agreement with the Board. The Board met again that evening, September 23, and directed the Company to do their best to reach an agreement with OFHEO.

On Friday, September 24, the Company’s counsel began meeting with OFHEO to reach the contents of such an agreement. Discussions continued throughout the weekend. After this series of meetings and two Board meetings on Sunday, September 26, Fannie Mae and OFHEO announced the September 27 written agreement outlining our next steps.

The September 27 Agreement Guides Our Work Going Forward

As I said in announcing the agreement, the Board is pleased to have worked cooperatively with the Director and staff of OFHEO. I thanked the Director and his staff for their accessibility and noted that these are significant steps and the Board is fully committed to their timely implementation.

The agreement is only the beginning of what will be a thorough process to implement changes at Fannie Mae that address OFHEO’s concerns. Management has pledged its cooperation to the Board in undertaking these reviews and changes, and the Board will hold management accountable to that pledge. The Board will supervise the entire process, with a number of Board members following closely those areas in which they have expertise and experience.

Under the agreement, Fannie Mae will take a series of steps with respect to its internal controls, organization and staffing, accounting, and capital. The Company will hire a Chief Risk Officer and structure the responsibilities of that office in accordance with OFHEO’s guidance and best practices in the industry. The Board is already undertaking a nationwide search to ensure we bring in an experienced and talented person for that job. The Company will modify its implementation of FAS 133 and FAS 91 going forward. The Company is developing a capital plan under which the Company will achieve a capital surplus of 30 percent within the next 270 days.

Finally, the Board has hired, and OFHEO has approved, independent counsel former Senator Warren Rudman and his law firm, who will in turn hire independent accountants also subject to the approval of OFHEO. We expect Senator Rudman to conduct his independent review as described in our agreement with OFHEO and to report his findings to the Board, OFHEO, and the SEC for resolution. The independent review will also make recommendations with regard to staff structure, function and compensation, as well as the implementation of policies to ensure adherence to new accounting treatment and internal controls.

The Company and its outside auditors have a disagreement with OFHEO about some aspects of implementation of FAS 133 and FAS 91. To date, that difference has not been resolved. The agreement sets up a process going forward to resolve these issues. The SEC will determine what is and is not compliant with GAAP. The SEC has not prejudged these issues. As anyone who reads the Report can tell, these are very complex accounting issues.

Let me assure you, Mr. Chairman and members of the committee, Fannie Mae’s Board will closely supervise the adoption of each element of the agreement. We will work diligently with the independent review to ensure a timely resolution of the remaining issues. The Board is not going to prejudge, and I respectfully urge you not to prejudge, the outcome of Senator Rudman’s independent review. We must allow this process to go forward before we draw conclusions, assign motive, render verdict, and determine accountability.

The Board’s Deep Experience in Business and Government

I have known some of you over the years, from my experiences in both public service and the private sector, and I think you know my commitment to ensuring that our laws are upheld and the institutions of our economy maintain the highest levels of integrity.

I have served in three Cabinet Departments, including as Secretary of Labor under President Ronald Reagan, and I headed the Presidential Commission on Aviation Security and Terrorism specifically investigating the bombing of Pan American Airways Flight 103.

I currently serve on a number of other corporate boards. I am the Chairman of the RAND Corporation, a nonprofit organization. I am also a member of the Board of Overseers of the Wharton School of the University of Pennsylvania.

We believe we have built a sturdy corporate governance structure to be prepared for any challenge this organization may face. How this Board and the Company handle themselves when things go wrong is the ultimate character test. We have benchmarked our governance against other companies. Our non-management directors meet as a group, without management, every time the full Board meets, and often in between. These are candid, probing discussions. Our standards for director independence more than meet those of the New York Stock Exchange.

I want to assure you that we will use this experience, and what we learn from the OFHEO Report and the Rudman review, to enhance our practices in these areas.

Conclusion

I believe in this Company that Congress created and in its mission. It is a privilege to serve on its Board. I cannot state strongly enough the Board’s belief that Fannie Mae must meet the highest standards of openness, integrity, accountability, and responsibility. The role that Congress assigned in chartering this Company to expand affordable housing and homeownership in America remains absolutely critical as the nation and its housing needs continue to grow.

I believe a thorough and objective review of the facts on the issues in the OFHEO Report is the surest means to resolve this matter. I assure the members of this Subcommittee, the Congress as a whole, our regulators, our shareholders, investors and homebuyers, in other words the public, that we take these matters seriously and will move forward expeditiously.

Thank you.